Exhibit 99.2

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

PENN NATIONAL GAMING COMPLETES $610 MILLION

ACCRETIVE ACQUISITION OF HARRAH’S ST. LOUIS

- Transaction Marks Penn National’s Entrée in the St. Louis

Gaming Market with Established, Missouri-Based Gaming Facility -

- Property Re-Branding Initiatives Commence; Hollywood Casino St. Louis

to Feature Renovated Gaming Floor Including 400 New Slots -

Maryland Heights, MO and Wyomissing, PA (November 5, 2012) — Penn National Gaming, Inc. (PENN: Nasdaq) announced today that having received requisite regulatory approvals, it has completed its acquisition of the stock of the Harrah’s St. Louis gaming and lodging facility from Caesars Entertainment (CZR: Nasdaq) for total consideration of approximately $610 million.

Peter M. Carlino, Chief Executive Officer of Penn National, commented, “The acquisition of Harrah’s St. Louis further expands and diversifies Penn National’s regional operating platform with a facility that is extremely well-positioned in another large, stable metropolitan market.  Our planned facility upgrades include the introduction of Penn National’s Hollywood brand — which has been successfully deployed at thirteen other properties across the country — and will invoke the glamour of 1930s’ art deco Hollywood.

“We recently named 30-year gaming industry veteran, and former Harrah’s executive, Tony Carlucci the Vice President and General Manager of the property and we are confident he will build upon the facility’s current success and position in the attractive St. Louis market.  We have budgeted $61 million to re-brand the facility including significantly upgrading and updating the gaming floor and aligning IT and reporting functions with our existing systems.  We look forward to a full year benefit of operations at Hollywood Casino St. Louis as well as the three new Hollywood properties in Kansas City, Toledo and Columbus in 2013.”

Hollywood Casino St. Louis is located in Maryland Heights, Missouri, directly off I-70 and adjacent to the Missouri River and approximately 22 miles northwest of downtown St. Louis, approximately eight miles west of Lambert St. Louis International Airport, and approximately 25 miles southwest of the Penn National’s Argosy Casino Alton.  The facility is situated on over 294 acres along the Missouri river and features approximately 109,000 square feet of gaming space with approximately 2,100 gaming machines and 80 table games (including poker positions), a 500 guestroom hotel, nine dining and entertainment venues and structured and surface parking for 4,644 vehicles.

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About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment. The company presently operates twenty-nine facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities currently feature approximately 36,800 gaming machines, approximately 850 table games, 2,900 hotel rooms and approximately 1.6 million square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to successfully integrate Harrah’s St. Louis into our existing business and achieve the expected returns from such business; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in any form of taxation at any of our properties or at the corporate level; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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